Exhibit 10.4

THIRD AMENDED AND RESTATED INFORMATICA INC. EQUITY INCENTIVE PLAN

(as amended and restated, effective September 30, 2021)

This Third Amended and Restated Informatica Inc. Equity Incentive Plan (the “Plan”), was initially adopted by Ithacalux Topco S.C.A. (“Former Topco”) as of September 10, 2015, and amended and restated by Former Topco, effective as of October 12, 2018, and March 15, 2020. In connection with a corporate restructuring, pursuant to which all equity holders of Former Topco contributed their equity interests in Former Topco for common stock of the Company, this Plan was further amended and restated and adopted by the Company to reflect such restructuring, effective as of September 30, 2021.

1. Purpose. The purpose of the Plan is to assist the Company to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company, its Subsidiaries and Affiliates and to align those interests with those of the shareholders of the Company, its Subsidiaries and Affiliates.

2. Definitions.

For purposes of the Plan:

2.1 “Affiliate” shall mean with respect to any entity, any entity that the Company, either directly or indirectly through one or more intermediaries, is under common control with, is controlled by or controls, each within the meaning of the Securities Act.

2.2 “Award” shall mean individually or collectively, the grant of an Option or Restricted Share Unit, or either or both of them.

2.3 “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

2.4 “Board” shall mean the board of directors of the Company.

2.5 “Cause” shall mean (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar non-U.S. law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting a material breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (iv) the Participant’s material violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject or (v) the Participant’s willful and continued failure to perform his or her material duties to the Company or any of its Subsidiaries; provided that, with respect to clauses (iii), (iv) and (v) above, the Company shall provide notice to the Participant describing the nature of such event and the Participant shall thereafter have 30 days to cure such event.

2.6 “Change in Capitalization” means any increase or reduction in the number of Shares, any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or any exchange of Shares for a different number or kind of shares or other securities of the Company or another entity, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction.

2.7 “Change in Control” shall mean, other than as a result of a sale of interests through an underwritten public offering, (i) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert), other than the Major Shareholders; (ii) the consummation of any transaction or related series of transactions (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any Person (or group of Persons acting in concert) other than the Major Shareholders becomes the beneficial owner (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, or any similar provision) of a majority of the economic interest in the Company; or (iii) any transaction or series of related transactions which results in (A) the Major Shareholders ceasing to have the ability to elect a majority of the members of the Board or (B) the shareholders of the Company immediately before such transaction or series of related transactions owning (together with their affiliates) securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction or series of related transactions (other than any ownership changes purely as a result of restructuring transactions). Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Code and the applicable regulations.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the board of directors of the Company, its Compensation Committee or its designee. The Committee shall administer the Plan and perform the functions set forth herein. If the Board elects, or if at any time no Committee has been specified, the Committee shall mean the Board.

2.10 “Company” means Informatica Inc., a Delaware corporation, or any successor thereto.

2.11 “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock, (b) a liquidation or dissolution of the Company or (c) a Change in Control.

2.12 “Director” means a member of the Board or a member of the board of directors or operating committee of any Subsidiary or direct or indirect parent entity.

2.13 “Disability” means (a) if a Participant is a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, the occurrence of any circumstances defined as “disability” in such employment agreement, (b) if a Participant is not a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, permanent and total disability as defined in Code Section 22(e)(3) (c) or as otherwise defined in the applicable Award Agreement. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.13, in the event any award is considered to be “non-qualified deferred compensation” as that term is defined under Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.14 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.15 “Effective Date” means September 10, 2015.

2.16 “Eligible Individual” means any of the following individuals: (a) any director, officer, employee of the Company or any of its Subsidiaries, (b) any individual to whom the Company or one of its Subsidiary has extended a formal, written offer of employment, and (c) any consultant or advisor of the Company or one of its Subsidiaries.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any date: (i) if the Shares are not listed on a nationally recognized stock exchange, the value of such Shares established by the Committee in its good faith discretion, with such determination to be based on the most recent independent valuation (once an independent valuation has been undertaken) by an independent valuer appointed by the Company and approved by the Major Shareholders, with such independent valuation to occur no less frequently than twice annually or, alternatively, the Board, in determining the value of Parent as a whole, or (ii) if the Shares are listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices.

2.19 “Good Reason” shall mean (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, (i) a material reduction in the Participant’s base salary other than a one-time reduction of not more than 10% that is also generally applied to similarly situated employees of the Company or its Subsidiaries, (ii) a material reduction in the aggregate level of benefits made available to the Participant other than a reduction that is also generally applied to similarly situated employees of the Company or its Subsidiaries, or (iii) relocation of the Participant’s primary place of business for the performance of Participant’s duties to the Company or its Subsidiaries to a location that is more than 35 miles from its prior location. In order for a resignation to qualify as for “Good Reason,” the Participant must provide the Company with written notice within sixty (60) days of the event that the Participant believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.

2.20 “Major Shareholders” means Canada Pension Plan Investment Board organized and existing under the laws of Canada, having its principal office at One Queen Street East, Suite 2500, Toronto ON, M5C 2W5, Canada; EvomLux S.à r.l., a société à responsabilité limitée organized and existing under the laws of Grand-Duchy of Luxembourg, having its registered office at 488, route de Longwy, L-1940 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 190.751; and their respective Affiliates.

2.21 “MIV” means Ithaca MIV LLC, a Delaware limited liability company.

2.22 “MIV Agreement” means the Second Amended and Restated Limited Liability Company of the MIV, dated as of August 5, 2015, as may be amended from time to time.

2.23 “Option” means an option to purchase Shares of the Company.

2.24 “Option Price” means the price at which Shares may be purchased pursuant to an Option.

2.25 “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

2.26 “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

2.27 “Plan” means this Third Amended and Restated Informatica Inc. Equity Incentive Plan, as amended from time to time.

2.28 “Plan Termination Date” means March 14, 2030.

2.29 “Restricted Share Units” or “RSUs” means rights granted to an Eligible Individual under Section 16 representing a number of hypothetical Shares.

2.30 “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.31 “Share” means a share of the Company’s Class A common stock, par value $0.01 per share, and any other securities into which such share is changed or for which such share is exchanged.

2.32 “Shareholders Agreement” means that certain Shareholders Agreement, dated as of September 30, 2021, by and among the Company and certain other parties thereto providing terms applicable to Shares of the Company, as may be amended from time to time.

2.33 “Subsidiary” means any corporation (or other legal entity) which is a subsidiary corporation (or would be a subsidiary corporation if such entity were a corporation) within the meaning of Section 424(f) of the Code with respect to the Company.

2.34 “Termination”, “Terminated” or “Terminates” shall mean, (a) with respect to a Participant that is an employee, the date such Participant ceases to be employed by the Company and its Subsidiaries, (b) with respect to a Participant that is a consultant, the date such Participant ceases to provide services to the Company and its Subsidiaries or (c) with respect to a Participant that is a non-employee Director, the date such Participant ceases to provide services to the Board or the board of directors or operating committee of any of the Company’s Subsidiaries, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (a) if a Participant is both an employee and a Director and Terminates as an employee and remains as a non-employee Director, the Participant will thereupon be deemed to have Terminated, and (b) if a Participant that is an employee or a non-employee Director ceases to provide services in such capacity and becomes a consultant, the Participant will thereupon be deemed to have been Terminated.

3. Administration.

3.1 Committees; Procedure. The Plan shall be administered by the Committee, which shall hold meetings when it deems necessary and shall keep minutes of its meetings. The Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan properly, including the power and duty to construe and interpret the Plan, to determine all questions arising under it and to delegate some or all of its duties to an officer of the Company or any of its

Subsidiaries. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretations and determinations shall be final, binding and conclusive upon all Persons. The Committee may also establish, from time to time, such regulations, provisions, procedures, and conditions regarding the Awards and granting of Awards, which in its opinion may be advisable in administering the Plan. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee.

3.2 Board Reservation. The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself, or exercised the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

3.3 Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) select those Eligible Individuals to whom Awards shall be granted under the Plan, the number of Shares in respect of which each Award is granted and the terms and conditions (which need not be identical) of each such Award, and otherwise make the Plan fully effective;

(b) construe and interpret the Plan and the Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with any applicable provision of the Code;

(c) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(e) cancel, with the consent of the Participant or as otherwise permitted under the terms of the Plan, outstanding Awards;

(f) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(g) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4 Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award

Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provision of Awards under the Plan. All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein. Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may determine the terms and conditions of Awards and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.5 Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

4. Shares Subject to the Plan; Grant Limitations.

4.1 Aggregate Number of Shares Authorized for Issuance. Subject to adjustment pursuant to Section 8 of the Plan, the aggregate number of Shares that may be made the subject of Awards granted under the Plan shall not exceed 34,065,509.

4.2 Calculating Shares Available. The Committee shall determine the appropriate method for determining the number of Shares available for grant as Awards under the Plan, subject to the following:

(a) Except as provided in Section 4.2(b), the number of Shares available under this Section 4 for the granting of further Awards shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

(b) Any Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares shall again be available for award under this Plan.

(c) Any Shares tendered (to the extent permitted by the Committee) (i) to pay the Option Price of an Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan, shall not become available again for grant under this Plan.

5. Options.

5.1 Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan. The terms and conditions of each Option grant shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine.

5.2 Option Price. The Option Price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of an Share on the date the Option is granted.

5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, an Option may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to six (6) months following the date of the Participant’s death, even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option.

5.4 Vesting. The Committee shall determine and set forth in the applicable Option Agreement the time or times at which an Option shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5 Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares subject to the Option to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Option Price may be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check), (b) if permitted by the Committee or set forth in an Award Agreement, in the form of other property (including Shares), (c) through Share withholding as a result of which the number of Shares issued upon exercise of an Option will be reduced by a number of Shares having an aggregate Fair Market Value equal to the aggregate Option Price due upon such exercise, or (d) if the Shares are then publicly traded, an instruction by the Participant to enter into a “same-day sale” or “sell to cover” arrangement, if applicable, with a FINRA registered broker-dealer, pursuant to this authorization and without further consent, whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered in connection with the exercise of the Option to satisfy the full Option Price for the Shares and whereby the FINRA registered broker-dealer irrevocably commits to forward the proceeds necessary to pay such Option Price to the Company or its Affiliates. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

5.6 Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered the Shares (if certificated) to the Participant, (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a holder of record on the books of the Company and (d) if the Option is exercised prior to the date on which the Shares are listed on a nationally recognized stock exchange, the Participant shall have entered into the Shareholders Agreement and the applicable governing document of the MIV.

6. Contribution of Shareholder Interests. If Shares are acquired by a Participant pursuant to the terms of the Plan and any Award Agreement prior to the date on which the Shares are listed on a nationally recognized stock exchange, immediately following a Participant’s receipt of one or more Shares, such Participant shall be required to contribute the Shares to the MIV in exchange for an equivalent number of units in the MIV. Such contribution shall be effected pursuant to the terms of a contribution agreement in a form to be provided by the MIV at the time that the Option is exercised or the RSU is settled. Following the date on which the Shares are publicly listed on a nationally recognized stock exchange and in connection with the dissolution of the MIV, this Section 6 will have no further force or effect and no contributions of Shares to the MIV will be required.

7. Effect of a Termination; Transferability.

7.1 Termination. The Award Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Award is granted, and which terms and conditions may include provisions regarding the treatment of an Award in the event of a Termination by reason of a divestiture of any Subsidiary or Division or other assets of the Company or any Subsidiary.

7.2 Transferability of Awards and Shares.

(a) Non-Transferability of Awards. Except as set forth in Section 7.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at anytime thereafter, no Award shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 7.2 shall be null and void.

(b) Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it determines are necessary, including, without limitation, minimum holding period requirements, restrictions under applicable U.S. federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

(c) Transfers by Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement; and (ii) the Participant’s estate or beneficiary appointed in accordance with this Section 7.2(c) will remain liable for any withholding tax that may be imposed by any U.S. federal, state or local tax authority.

(d) Beneficiary Designation. Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Award granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or, if applicable, exercises an Option. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits under Award Agreements remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

8. Adjustment upon Changes in Capitalization.

8.1 In the event of a Change in Capitalization, the Committee shall make an equitable adjustment to each Share subject to an Award such that no dilution or enlargement of benefits or potential benefits occurs. To the extent any such Change in Capitalization includes an exchange of Shares, each such Share then subject to each Award shall be adjusted to the number and class of shares into which each such outstanding Share shall be exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price, if any, for the Shares then subject to each Award. Action by the Committee pursuant to this Section 8.1 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Award; (iii) the purchase price or exercise price of a Share under any outstanding Option or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Committee determines to be equitable. The Company may, in its sole discretion, cause any direct or indirect Subsidiary or Affiliate to satisfy any cash-based obligations relating to adjustments made pursuant to this Section 8.1.

8.2 Any such adjustment pursuant to Section 8.1 shall be made (i) with respect to any Award that is not subject to Section 409A or Section 457A of the Code, in a manner that would not subject the Award to Section 409A or Section 457A of the Code, as applicable, and (ii) with respect to any Award that is subject to Section 409A or Section 457A of the Code, in a manner that complies with Section 409A or Section 457A of the Code, as applicable, and all regulations and other guidance issued thereunder.

8.3 If, by reason of a Change in Capitalization, pursuant to an Award Agreement, a Participant shall be entitled to, or shall be entitled to exercise an Award with respect to, new, additional or different Shares or other securities of the Company or any other entity, such new, additional or different Shares or other securities, as the case may be, shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Award prior to such Change in Capitalization.

9. Effect of Certain Transactions.

9.1 Except as otherwise provided in the applicable Award Agreement, in the event of a Corporate Transaction, all outstanding Awards shall terminate upon the consummation of the Corporate Transaction, unless provision is made in connection with such transaction, in the sole discretion of the Committee or the parties to the Corporate Transaction, for the assumption or continuation of such Awards by, or the substitution for such Awards with new awards of stock options, stock appreciation rights, restricted share units (cash or stock settled) or other equity-based compensation of the surviving, or successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property or cash amounts subject to such new awards, option and stock appreciation right exercise or base prices, and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree. In the event that provision is made in writing as aforesaid in connection with a Corporate Transaction, the Plan and unexercised Options or other Awards theretofore granted or the new awards substituted therefor shall continue in the manner and under the terms provided in such writing. Notwithstanding the foregoing, except as otherwise provided in the applicable Award Agreement, vested Awards (including those Awards that would become vested upon the consummation of the Corporate Transaction) shall not be terminated upon the consummation of the Corporate Transaction unless holders of affected Awards are provided either (i) a period of at least fifteen (15) calendar days prior to the date of the consummation of the Corporate Transaction to exercise the Options or (ii) payment (in cash or other consideration upon or following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Award being canceled in exchange for either, (x) for Options, an amount equal to the excess, if any, of the per-Share price to be paid or distributed to shareholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Option or (y) for Restricted Share Units, an amount equal to the per-Share price to be paid or distributed to shareholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith). For the avoidance of doubt, if the amount determined pursuant to the foregoing is zero or less, the affected Option may be canceled without any payment therefor.

9.2 Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a) The Committee may cause any or all unvested Awards to become fully vested and immediately exercisable (as applicable) and/or provide the holders of vested Options a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options.

(b) With respect to unvested Awards that are terminated in connection with the Corporation Transaction, the Committee may provide the holders thereof a payment (in cash and/or other consideration which shall be the same consideration in the same proportion as other shareholders receive with respect to their Shares) in respect of each Share covered by the Award being terminated in an amount equal to all or a portion of the per-Share price to be paid or distributed to shareholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith), with any amounts to be paid with respect to Options to be the excess, if any, per-Share price to be paid or distributed to shareholders in the Corporate Transaction over the Option Price of the Option, which may be paid in accordance with the vesting schedule of the Option as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A of the Code, at such other time or times as the Committee may determine.

9.3 Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a) Notwithstanding anything to the contrary, the Committee may, in its sole discretion, provide in the transaction agreement or otherwise for different treatment for Awards held by different Participants.

(b) Any action permitted under this Section 9 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes a Change in Capitalization and action is taken pursuant to this Section 9 with respect to an outstanding Award, such action shall conclusively determine the treatment of such Award in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 8).

(c) The Committee may require a Participant to return a letter of transmittal or similar acknowledgment as a condition to receiving any payment in respect of his or her Awards in connection with a Corporate Transaction, in which case any Participant who has not returned any such letter or similar acknowledgment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Awards may be canceled without any payment therefor.

10. Interpretation.

All Awards granted under the Plan are intended either not to be subject to Section 409A or Section 457A of the Code or, if subject to Section 409A or Section 457A of the Code, to be administered, operated and construed in compliance with Section 409A or Section 457A of the Code, as applicable, and all regulations and other guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A or Section 457A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A or Section 457A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A or Section 457A of the Code and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

11. Termination and Amendment of the Plan or Modification of Awards.

11.1 Effective Date and Duration of the Plan. The Plan shall be effective on the Effective Date. The Plan shall terminate on the Plan Termination Date and no Award shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Awards.

11.2 Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation or exchange requirement.

11.3 Modification of Awards. No modification of an Award shall adversely alter or impair any rights or obligations under the Award without the consent of the Participant.

12. Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

13. Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any Person any right to be granted an Award other than at the sole discretion of the Committee;

(b) give any Person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any Person at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company will pay any Person at any particular rate of compensation or for any particular period of time.

14. Regulations and Other Approvals; Governing Law.

14.1 Governing Law. The Plan and the rights of all Persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

14.2 Compliance with Law.

(a) The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable U.S. federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

(c) Each grant of an Award and the issuance of Shares in settlement of the Award is subject to compliance with all applicable U.S. federal, state and non-U.S. law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any U.S. federal, state or non-U.S. law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving a Share in settlement of an RSU shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

14.3 Transfers of Shares Acquired Under the Plan. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares, if any, shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

15. Miscellaneous.

15.1 Forfeiture Events; Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Option shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award.

15.2 Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Eligible Individual.

15.3 Right of Offset. The Company shall have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement, any undisputed outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, that the Participant is first offered the opportunity to pay cash for such outstanding amounts. Notwithstanding the foregoing, the Committee shall have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan, in respect of any Awards, or in respect of any non-qualified deferred compensation amounts if such offset would subject the Participant to the additional tax imposed under Section 409A of the Code in respect of such offset Award or non-qualified deferred compensation amount.

15.4 Waiver of Claims. Each Participant who receives an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee; the Company, its Subsidiaries, and Affiliates; or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Award Agreement for which his or her consent is expressly required by the express terms of the Award Agreement or the Plan).

15.5 Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or distribution of Shares to a Participant or other person under the Plan an amount or number of Shares sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to settlement, exercise or before making any payment pursuant to an Award. In addition, a Participant may elect to (a)(i) have withheld a portion of the Shares then issuable to him or her or (ii) if approved by the Committee, surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Award, in each case having an aggregate Fair Market Value equal to the withholding taxes, or (b) if the Shares are then publicly traded, deliver instructions to enter into a “same-day sale” or “sell to cover” arrangement, if applicable, with a FINRA registered broker-dealer, pursuant to this authorization and without further consent, whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered in connection with the exercise of the Option to satisfy the withholding taxes due and whereby the FINRA registered broker-dealer irrevocably commits to forward the proceeds necessary to pay such withholding taxes to the Company or its Affiliates. If the Participant elects to have withheld a portion of the Shares then issuable to him or her, the Shares withheld shall not be an amount in excess of the employer’s minimum statutory withholding requirements.

15.6 Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.

16. Restricted Share Units.

16.1 Authority of Committee. The Committee may grant awards of RSUs to Eligible Individuals in accordance with the Plans. The terms and conditions of each RSU grant shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine.

16.2 Payment of Awards. Each RSU shall represent the right of the Participant to receive a payment upon vesting of the RSU or on any later date specified by the Committee of an amount equal to the Fair Market Value of one Share as of the date the RSU becomes vested or such other date as determined by the Committee at the time the RSU was granted. The Committee may, at the time an RSU is granted, provide a limitation on the amount payable in respect of each RSU. The Committee may provide for the settlement of RSUs in cash or with Shares having a Fair Market Value equal to the amount to which the Participant has become entitled, or a combination thereof.

16.3 Dividend Equivalents. At the discretion of the Committee, each RSU may be credited with cash dividends paid by the Company in respect of a Share (“Dividend Equivalents”). Dividend Equivalents shall be held by the Company for the Grantee’s account, and interest may be credited on the amount of Dividend Equivalents held at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Grantee’s account and attributable to any particular Restricted Share Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Grantee upon settlement of such Restricted Share Unit and, if such Restricted Share Unit is forfeited, the Grantee shall have no right to such Dividend Equivalents.

16.4 Vesting of Restricted Share Units. RSUs awarded hereunder shall vest at such time or times and on such terms and conditions as the Committee may determine. The Award Agreement evidencing the Award shall set forth any such vesting conditions and the terms and conditions upon which such conditions may be satisfied. The satisfaction of such conditions may, in the discretion of the Committee, be contingent on continued employment or services, the satisfaction of performance-related goals, or a combination of the foregoing.

16.5 Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares issuable pursuant to any RSU unless and until (a) the Company shall have issued and delivered the Shares (if certificated) to the Participant, (b) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a holder of record on the books of the Company and (c) if the RSU is settled prior to the date on which the Shares are listed on a nationally recognized stock exchange, the Participant shall have entered into the Shareholders Agreement and the applicable governing document of the MIV.

16.6 No Sale or Transfer. Awards of Restricted Share Units granted under the Plan shall not be transferable by the Grantee except as approved by the Committee and set forth in the Award Agreement or any contribution to the MIV (as applicable).

ANNEX A

(Provisions Applicable to Securities Issued in California)

To the extent not in accordance with the foregoing, the following shall govern all Awards granted and securities sold to residents of California:

1.	Options shall be exercisable for not more than 120 months from the date the Option is granted.

2.

Awards granted or securities sold pursuant to the Plan shall not be transferred other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

3.

The number of securities purchasable pursuant to any Option or to be settled in connection with an RSU and the exercise price relating to any Option, and the number of securities allocated to any person under the Plan, shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the issuer’s equity securities without the receipt of consideration by the issuer, of or on the issuer’s class or series of securities underlying the Award or purchase right.

4.

Unless the grantee’s employment is terminated for cause as defined by applicable law, the right to exercise the Option in the event of termination of employment, to the extent that the Participant is entitled to exercise on the date employment terminates, shall continue until the earlier of the Option expiration date or (1) at least 6 months from the date of termination if termination was caused by death or disability, or (2) at least 30 days from the date of termination if termination was caused by other than death or disability.

5.

The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (1) within twelve (12) months before or after the date the Plan is adopted, or (2) prior to or within twelve (12) months of the issuance of any security under the Plan in California. Any security issued to any person in California before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained.

6.	No Award may be granted or security sold more than 10 years from the date the Plan is adopted or the date the Plan is approved by the issuer’s security holders, whichever is earlier.

ITHACALUX TOPCO S.C.A.

SHAREHOLDER INTEREST OPTION AGREEMENT

IPO VESTING CONDITION

THIS AGREEMENT (the “Agreement”), effective as of the date of grant set forth on Appendix A hereto (the “Date of Grant”), is between Ithacalux Topco S.C.A., a Luxembourg société en commandite par action, governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 488, route de Longwy, L-1940 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 174.036, and the individual whose name is set forth on the signature page hereto (the “Optionee”).

Section 1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the aggregate of such number of Shareholder Interests (“Option Shareholder Interests”) as is set forth on Appendix A hereto (subject to adjustment as provided in Section 8 of the Ithacalux Topco S.C.A. Equity Incentive Plan (the “Plan”)) on the terms and conditions set forth in this Agreement and in the Plan, a copy of which is being delivered to the Optionee concurrently herewith and is made a part hereof as if fully set forth herein. The grant shall be effective upon the execution of this Agreement by both parties hereto. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan or in the Shareholders Agreement, as applicable. Certain definitions from the Plan and the Shareholders Agreement are included in Schedule I hereto for ease of reference. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 2. Purchase Price. The price (the “Option Price”) at which the Optionee shall be entitled to purchase Shareholder Interests upon the exercise of the Option shall be the price per Shareholder Interest set forth on Appendix A hereto (pursuant to Section 5.2 and subject to adjustment as provided in Section 8 of the Plan).

Section 3. Term of Option. The Option shall be exercisable to the extent and in the manner provided herein until the close of business on the day preceding the tenth (10th) anniversary of the Date of Grant (the “Term”); provided, however, that the Option may be earlier terminated as provided in Section 6, 7 or 8 hereof.

Section 4. Vesting and Exercisability of the Option.

4.1. Options. Subject to the Optionee’s continued employment through the applicable vesting date and the other provisions of this Agreement and the Plan, the Options will vest and become exercisable as to 50% of the Shareholder Interests subject to the Options on the third anniversary of the Vesting Commencement Date (as set forth on Appendix A) and as to 50% of the Shareholder Interests subject to the Options on the fourth anniversary of the Vesting Commencement Date, provided, in each case, that a Change in Control or IPO is consummated on or before March 31, 2022. If an IPO or a Change in Control is not consummated on or before March 31, 2022, then all of the Options will be canceled and forfeited in their entirety.

4.2. Termination of Employment. Except as may be provided pursuant to Section 8 of this Agreement, if the Optionee Terminates for any reason, the portion of the Option that has not vested as of such date shall terminate upon such Termination and be deemed to have been forfeited by the Optionee without consideration.

Section 5. Manner of Exercise and Payment; Contribution of Acquired Shareholder Interests.

5.1. Notice of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice in such form as the Committee or a third-party administrator may require from time to time (the “Exercise Notice”), from the Optionee to the Company. The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Option Shareholder Interests in respect of which the Option is being exercised (the “Purchased Shareholder Interests”) and shall be signed by the Optionee or, where applicable, by the Optionee’s legal representative.

5.2. Deliveries. The Exercise Notice described in Section 5.1 shall be accompanied by payment of the full Option Price for the Option Shareholder Interests in respect of which the Option is being exercised, together with any withholding taxes that may be due as a result of the exercise of the Option, such payment to be made by delivery to the Company of (a) a certified or bank check payable to the order of the Company or (b) cash by wire transfer or other immediately available funds to an account designated by the Company. If the Shareholder Interests are then publicly traded, the Participant’s Exercise Notice may elect to pay the Option Price, together with any withholding taxes that may be due as a result of the exercise of the Option, through (i) Shareholder Interest withholding as a result of which the number of Shareholder Interests issued upon exercise of an Option will be reduced by (x) a number of Shareholder Interests having an aggregate Fair Market Value equal to the aggregate Option Price due upon such exercise and (y) a number of Shareholder Interests having an aggregate Fair Market Value equal to the withholding taxes or (ii) an instruction by the Participant to enter into a “same-day sale” or “sell to cover” arrangement, if applicable, with a FINRA registered broker-dealer, pursuant to this authorization and without further consent, whereby the Participant irrevocably elects to sell a portion of the Shareholder Interests to be delivered in connection with the exercise of the Option to satisfy the full Option Price for the Shareholder Interests and the withholding taxes due and whereby the FINRA registered broker-dealer irrevocably commits to forward the proceeds necessary to pay such Option Price and the withholding taxes due to the Company or its Affiliates.

5.3. Issuance of Shareholder Interests. Subject to Section 14.2 of the Plan, upon receipt of the Exercise Notice and full payment for the Option Shareholder Interests in respect of which the Option is being exercised in the manner permitted by Section 5.2, the Company shall take such action as may be necessary under applicable law to cause the issuance to the Optionee of the number of Option Shareholder Interests as to which the Option was exercised and the Optionee shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issuance of such Option Shareholder Interests in compliance with all applicable law. If the Optionee fails to make any of the deliveries required by Section 5.2 of this Agreement, the Optionee’s exercise shall not be given effect and the Option Shareholder Interests shall not be issued to the Optionee.

5.4. Rights as a Shareholder. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shareholder Interests unless and until: (a) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Option Shareholder Interests in respect of which the Option was exercised in the manner permitted by Section 5.2 and any withholding taxes due and (b) the Company shall have issued the Option Shareholder Interests to the Optionee. The Optionee may not sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any Option Shareholder Interests (except pursuant to Section 5.5 hereof). Any attempted sale, transfer, assignment, exchange, pledge or other disposition of the Option Shareholder Interests will be void ab initio.

5.5. Contribution of Shareholder Interests. Notwithstanding any other provision of this Agreement and immediately following the Optionee’s receipt of Option Shareholder Interests pursuant to the terms of this Agreement, the Optionee shall be required to contribute the Option Shareholder Interests to the MIV in exchange for an equivalent number of units in the MIV. Such contribution shall be effected pursuant to the terms of a contribution agreement in a form to be provided by the MIV at the time of the contribution, which shall include covenants not to compete and not to solicit relating to the eventual sale of the units that the Optionee has acquired in the MIV.

5.6. Adjustments. Any adjustments made pursuant to Section 8 of the Plan or contribution under Section 5.5 will be structured in a manner that is intended not to (A) have any disproportionately adverse impact on the Optionee, (B) result in immediate taxation (or taxation on vesting of options) to the Optionee, or (C) result in adverse tax consequences under Section 409A of the Code or Section 457A of the Code.

Section 6. Termination.

6.1. Termination. If the Optionee Terminates, (a) the Option, other than the Vested Portion of the Option, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination. Any portion of the Vested Portion of the Option that, following the Optionee’s Termination, is not exercised prior to the expiration of the Post-Termination Exercise Period shall terminate at the end of the Post-Termination Exercise Period (or, if earlier, the expiration of the Term). Notwithstanding anything in this Agreement or the Plan to the contrary, the Option, whether or not exercisable, shall immediately terminate upon a Termination of the Optionee by the Company or one of its Subsidiaries for Cause.

6.2. “Post-Termination Exercise Period” shall mean the period commencing on the Optionee’s Termination and ending on the first to occur of (i) the date that is one hundred and eighty (180) days following the Optionee’s Termination due to death or Disability, (ii) the date that is ninety (90) days following the Optionee’s Termination by the Company other than for Cause, and (iii) the date that is sixty (60) days following the Optionee’s resignation.

Section 7. Prohibited Activities. In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

7.1. No Sale or Transfer. The Optionee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the Option or any portion thereof other than to the extent permitted by Section 7.2 of the Plan.

7.2. Proprietary Information. The Optionee agrees that the Optionee will not at any time (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Optionee, need to know such Proprietary Information or such other persons to whom the Optionee has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Optionee’s service to the Company or any of its Subsidiaries, (b) use any Proprietary Information, directly or indirectly, for the Optionee’s own benefit or for the benefit of any other person or entity or (c) violate any agreement with the Company or any of its Subsidiaries relating to Proprietary Information or confidential, including, without limitation, the Employee Proprietary Information and Inventions Agreement. At the Termination of the Optionee’s employment, the Optionee will immediately deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in the Optionee’s possession or control and will not retain any copies and summaries thereof. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Optionee, shall be the sole and exclusive property of the Company. The Optionee will safeguard all Documents and will surrender to the Company at the time the Optionee’s employment Terminates, or at such earlier time or times as the Board may specify, all Documents then in the Optionee’s possession or control.

7.3. Right to Terminate Option. The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if the Optionee engages in any activity prohibited by Section 7 of this Agreement, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the Vested Portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect.

Section 8. Corporate Transaction; Change in Control.

8.1. Corporate Transaction. In the event of a Corporate Transaction that is not a Change in Control, such Corporate Transaction shall instead be treated as a Change in Capitalization and the provisions of Section 8 of the Plan shall apply. In the event of a Corporate Transaction that is a Change in Control, Section 9 of the Plan will apply except to the extent modified herein.

8.2. Change in Control. Upon a Change in Control, the Company agrees that it will use its best efforts to secure the assumption of the unvested portion (if any) of the Options by the acquiring or succeeding entity in the transaction, or the substitution of the unvested portion (if any) of the Options for an option or other equity award with respect to the securities of such acquiring or succeeding entity. Any such assumed or substituted award shall continue to vest in accordance with the schedule set forth in Section 4.1 of this Agreement , subject to the Optionee’s continued employment with the acquiring or succeeding entity (or an Affiliate thereof) (such entity, the “Post-CIC Employer”). Notwithstanding the foregoing, if (i) the Optionee’s employment with the Post-CIC Employer is Terminated following the Change in Control by the Optionee with Good Reason or by the Post-CIC Employer other than for Cause, any portion of the Options that remains unvested as of the date of such Termination shall become fully vested as of such date, or (ii) the Optionee’s employment is Terminated by the Optionee without Good Reason, by the Post-CIC Employer for Cause or due to death or Disability, the Optionee will forfeit the portion of the Options that remains unvested as of the date of Termination. If the Company is not able to secure the assumption or substitution of any unvested portion of the Options upon a Change in Control, the Company shall cancel the outstanding Options and provide the Optionee with a payment (in cash and/or other consideration in the same form and the same proportion as received by others holding Shareholder Interests) in respect of each Shareholder Interest covered by the Options being canceled in an amount equal to the excess, if any, of the price per Shareholder Interest to be paid or distributed to shareholders in the Change in Control (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Options, as soon as practicable following the receipt by the Major Shareholders of the proceeds of the Change in Control, subject to compliance with Section 409A of the Code. For the avoidance of doubt, if the amount determined pursuant to the foregoing is zero or less, the Options may be canceled without any payment therefor.

8.3. Effect of Certain Transactions. The provisions of Section 9.3(c) of the Plan shall apply to this Option only to the extent any such letter of transmittal or similar acknowledgment does not impose any material additional conditions or restrictions (which, for the avoidance of doubt, shall not include a release of claims relating to the applicable payment) on the Optionee’s receipt of the payments to which the Optionee is entitled as a result of the Corporate Transaction.

Section 9. Miscellaneous.

9.1. Acknowledgment. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time. The Optionee hereby acknowledges that the Optionee has reviewed the Plan and this Agreement and understands the Optionee’s rights and obligations thereunder and hereunder. The Optionee also acknowledges that the Optionee has been provided with such information concerning the Company, the Plan, and this Agreement as the Optionee and the Optionee’s advisors have requested.

9.2. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b) Submission to Jurisdiction; Waiver of Jury Trial. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any U.S. federal or state court located in the State of California in San Mateo County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any U.S. federal or state court located in the State of California in San Mateo County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

9.3. Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

9.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof,

(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

9.5. Notice. Unless otherwise provided herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by email, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section:

(a)   If to the Company:

Informatica LLC

2100 Seaport Blvd

Redwood City, CA 94063

Attention: Chief Legal Officer

With a copy to (which shall not constitute notice):

Ithacalux Topco S.C.A.

488, route de Longwy

L-1940 Luxembourg

Facsimile: ###

Email: ###

Attention: Manager

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, DC 20006

Attention: Brian Mangino

Facsimile: ###

(b) If to the Optionee, at the most recent address and facsimile number or email contained in the Company’s records.

9.6. Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives, and permitted assigns who agree in writing to be bound by the terms hereof. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by the Optionee without the prior written consent of the Company. In addition, the Major Shareholders shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. In connection with the transfer of any securities of the Company held by the Major Shareholders, the Major Shareholders shall be entitled to assign its rights and obligations hereunder to an Affiliate of any of the Major Shareholders and, to the extent permitted by the Plan, to a third party.

9.7. Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

9.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.9. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including with respect to any other agreement that provides for the vesting of equity under any circumstances, including, for the avoidance of doubt, any executive severance agreement or other employment arrangement that the Optionee may be party to.

9.10. Withholding. Whenever Option Shareholder Interests are to be issued upon exercise of the Option, the Company shall have the right to require the Optionee to remit to the Company cash sufficient to satisfy all non-U.S., U.S. federal, state, and local withholding tax requirements prior to issuance of the Option Shareholder Interests and the delivery of any certificate or certificates for such Option Shareholder Interests.

9.11. No Right to Continued Employment or Business Relationship. This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to Terminate such Optionee at any time. The Options are extraordinary, one-time benefits granted to the Optionee, and are not and shall not be deemed a salary or other compensatory component for any purpose whatsoever, including in connection with calculating severance compensation under any applicable law.

9.12. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses, and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules, and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

ITHACALUX TOPCO S.C.A., represented by its General Partner and sole manager, Ithacalux GP S.à r.l.

By:
Name: Bradford Lewis
Title: Attorney-in-Fact

Agreed and acknowledged as of the Date of Grant:
Name: [•]

APPENDIX A

Options

Name of Optionee:	[•]

Date of Grant:	[________], 2021

Vesting Commencement Date:	________, 2021

Number of Shareholder Interests Subject to the Options:	[•], which represents an aggregate of [•] shares of the Company as of the Date of Grant

Option Price Per Shareholder Interest:	$____

SCHEDULE I

Definitions

Certain definitions for capitalized terms that used herein and defined in the Plan or the Shareholders Agreement are included below to facilitate the review of this Agreement. With respect to any defined terms below that are defined in the Plan or the Shareholders Agreement, any inconsistencies between the definitions herein and the definitions in the Plan or the Shareholders Agreement, as applicable, shall be resolved in favor of the definitions in the Plan or the Shareholders Agreement, as applicable, which shall control.

(a) “Cause” means (a) if an Optionee is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (b) if an Optionee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, (i) the Optionee’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar non-U.S. law to which the Optionee may be subject, (ii) the Optionee ’s being or having been engaged in conduct constituting a material breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Optionee’s duties, (iii) the Optionee’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (iv) the Optionee’s material violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Optionee is subject or (v) the Optionee’s willful and continued failure to perform his or her material duties to the Company or any of its Subsidiaries; provided that, with respect to clauses (iii), (iv) and (v) above, the Company shall provide notice to the Optionee describing the nature of such event and the Optionee shall thereafter have 30 days to cure such event.

(b) “Change in Capitalization” has the meaning set forth in Section 2.6 of the Plan.

(c) “Change in Control” means, other than as a result of a sale of interests through an underwritten public offering, (i) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert); (ii) the consummation of any transaction or related series of transactions (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any Person (or group of Persons acting in concert) other than the Major Shareholders or any of their Affiliates becomes the beneficial owner (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, or any similar provision) of a majority of the economic interest in the Company, Informatica, or any intermediary entity; or (iii) any transaction or series of related transactions which results in (A) the Major Shareholders ceasing to have the ability to elect a majority of the members of the Board or (B) the equityholders of the Company immediately before such transaction or series of related transactions owning (together with their affiliates) securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction or series of related transactions (other than any ownership changes purely as a result of restructuring transactions). Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Code and the applicable regulations.

(d) “Corporate Transaction” has the meaning set forth in Section 2.12 of the Plan.

(e) “Disability” means (a) if an Optionee is a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, the occurrence of any circumstances defined as “disability” in such employment agreement, (b) if an Optionee is not a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, permanent and total disability as defined in Code Section 22(e)(3) (c) or as otherwise defined in the applicable Award Agreement. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Optionee shall submit to any reasonable examination(s) required by such physician upon request. Pursuant to Section 2.12 of the Plan, in the event any award is considered to be “non-qualified deferred compensation” as that term is defined under Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

(f) “Good Reason” means (a) if an Optionee is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (b) if an Optionee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, (i) a material reduction in the Optionee’s base salary other than a one-time reduction of not more than 10% that is also generally applied to similarly situated employees of the Company or its Subsidiaries, (ii) a material reduction in the aggregate level of benefits made available to the Optionee other than a reduction that is also generally applied to similarly situated employees of the Company or its Subsidiaries, or (iii) relocation of the Optionee’s primary place of business for the performance of Optionee’s duties to the Company or its Subsidiaries to a location that is more than 35 miles from its prior location. In order for a resignation to qualify as for “Good Reason,” the Optionee must provide the Company with written notice within sixty (60) days of the event that the Optionee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.

(g) “IPO” means the initial firm commitment underwritten offering (or series of related offerings) of securities of the Company or the IPO Corporation, as the case may be, to the public pursuant to an effective registration statement (or statements) under the Securities Act or under any comparable Law or regulatory scheme of any foreign jurisdiction after which there is an active trading market in such securities on an internationally recognized stock exchange.

(h) “IPO Corporation” has the meaning a set forth in Section 4.6(a) of the Shareholders Agreement.

(i) “Major Shareholders” means CPPIB and the Permira Shareholder and each of their respective transferees permitted in accordance with the Shareholders Agreement.

(j) “Proprietary Information” means confidential specifications, know-how, strategic or technical data, business plans, marketing research data, sales or marketing methods, product research, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its Subsidiaries or Affiliates, and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its Subsidiaries or Affiliates as to which the Optionee may have access, whether conceived or developed by others or by the Optionee alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which (i) are in the public domain during or after the period of service by the Optionee provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Optionee in violation of this Agreement or (ii) were known to the Optionee prior to commencing employment with the Company or any of its Subsidiaries.

(k) “Shareholder Interest” means an interest in the Company consisting of one Ordinary Share and one share of each class of Class A Shares, in each case to the extent that shares of such class remain outstanding.

(l) “Termination,” “Terminated,” or “Terminates” means, (a) with respect to an Optionee that is an employee, the date such Optionee ceases to be employed by the Company and its Subsidiaries, (b) with respect to an Optionee that is a consultant, the date such Optionee ceases to provide services to the Company and its Subsidiaries or (c) with respect to a Optionee that is a non-employee Director, the date such Optionee ceases to provide services to the Board or the board of directors or operating committee of any of the Company’s Subsidiaries, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (a) if an Optionee is both an employee and a Director and Terminates as an employee and remains as a non-employee Director, the Optionee will thereupon be deemed to have Terminated, and (b) if an Optionee that is an employee or a non-employee Director ceases to provide services in such capacity and becomes a consultant, the Optionee will thereupon be deemed to have been Terminated.

(m) “Vested Portion” means the portion of an Option which has become vested, as described in Section 4.